Exhibit 23.3

Consent of Micon International Limited

Micon International Limited concurs with the information contained in the summary of its technical report on the Tonkin Springs property as disclosed in the amendment to Form SB-2 (SEC file number 333-136587; “Amendment”) of U. S. Gold Corporation (the “Company”).  I, on my own behalf and on behalf Micon International Limited, agree to be named as an expert in the Amendment with respect to such report, and further consent to filing of this consent letter as an exhibit to the Amendment to be filed with the U.S. Securities and Exchange Commission.

MICON INTERNATIONAL LIMITED

By:	/s/ Richard Gowans	Date:	24 August, 2006
Title:	P. Eng., Vice President